UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2005

BOOTH CREEK SKI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-26091	84-1359604
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1000 South Frontage Road West, Suite 100

Vail, Colorado 81657

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (970) 476-1311

No Change

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 14, 2005, Loon Mountain Recreation Corporation (“LMRC”) and Loon Realty Corp. (“Loon Realty”, and together with LMRC, “Seller”), wholly-owned subsidiaries of Booth Creek Ski Holdings, Inc. (the “Company”), entered into a Real Estate Purchase and Sale Contract (the “Agreement”) with Centex Homes (“Purchaser”) for the purchase and sale of certain development real estate (the “Property”) located proximate to the Loon Mountain ski area (the “Ski Area”). The Property consists of approximately 338 acres of land and related development rights, which is anticipated to be sold in two phases. The Purchaser is required to provide an earnest money deposit of $50,000 within five days after execution of the Agreement.

The first phase (“First Phase”) consists of approximately 48 acres of land and related development rights, which are intended to be developed into a minimum of 65 single-family lots and associated subdivision improvements. The second phase (“Second Phase”) consists of approximately 290 acres of land and related development rights, which are intended to be developed into approximately 835 multi-family units and/or single-family lots, 45,000 square feet of commercial/retail space, certain community amenities serving the First Phase and Second Phase and associated subdivision improvements.

The Agreement contains a “Feasibility Period” initially ending on May 31, 2005 and which may be extended up to 30 days at the discretion of the Purchaser. The purpose of the Feasibility Period is to permit the Purchaser, at Purchaser’s sole cost and expense, to examine the Property and related matters to determine if the Property is suitable for the intended development purposes discussed above. Prior to the conclusion of the Feasibility Period, the Purchaser may terminate the Agreement in its sole discretion. Prior to the expiration of the Feasibility Period, provided that the Purchaser has not elected to terminate the Agreement prior to the expiration of the Feasibility Period, the Purchaser is required to make an additional escrow deposit of $950,000, which together with the initial $50,000 escrow deposit is intended to be applied to the purchase price for the Second Phase.

During the Feasibility Period, the Purchaser and Seller shall endeavor to agree on the terms and conditions of a “Mutual Development Agreement” to address various aspects of the mutual development of the Property and the Ski Area and associated operational matters. A key aspect of the Mutual Development Agreement would be the requirement of Seller to construct and install, on or before December 25, 2007, certain ski lifts, trails and related snowmaking infrastructure on South Mountain (the “South Mountain Expansion”), which is adjacent to the existing Ski Area and the Property. The preliminary estimate of the capital expenditures associated with such improvements is approximately $8,000,000 to $10,000,000, a meaningful portion of which the Company may intend to finance under capital or operating lease financing arrangements.

The purchase price for the First Phase is $6,741,000, less brokers’ commissions of $325,000 to be paid by Seller and other typical closing costs. The closing for the First Phase, which is anticipated to occur on or before July 15, 2005, is subject to various closing conditions, including (i) receipt of required development permits and utility “will serve” letters for the intended use of the First Phase, (ii) receipt of all permits and consents necessary for the South Mountain Expansion, (iii) execution of the Mutual Development Agreement, and (iv) other customary closing conditions.

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The purchase price for the Second Phase is $21,259,000 plus interest at 8% from the date of the First Phase closing to the date of the Second Phase closing, less brokers’ commissions of $1,025,000 to be paid by Seller and other typical closing costs. The closing for the Second Phase, which is expected to occur on or before July 15, 2006, is subject to various closing conditions, including (i) certain of the First Phase closing conditions discussed above, (ii) approval of a planned phased development (i.e., master plan zoning approvals) consistent with the intended use of the Second Phase, (iii) receipt of state and local site specific permits and approvals for at least 250 multi-family and/or single-family housing units, (iv) receipt of utility “will serve” letters for the Second Phase, (v) the delivery by Seller of security in form and substance reasonably satisfactory to Purchaser which guarantees or otherwise provides reasonable assurance of the completion of the South Mountain Expansion, and (vi) other customary closing conditions.

To date, the Purchaser has undertaken significant due diligence and planning efforts with respect to the Property and related development opportunities. However, there can be no assurance that the Company will consummate the transactions on the terms described herein or at all.

FORWARD-LOOKING STATEMENTS

Except for historical matters, the matters discussed in this Report are forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader can identify these statements by forward-looking words such as “may,” “will,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” and “continue” or similar words. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. The Company wishes to caution the reader that certain factors could significantly and materially affect the Company’s actual results, causing results to differ materially from those in any forward-looking statement. Please refer to “Risk Factors” and “Forward-Looking Statements” included in the Company’s Form 10-K for the fiscal year ended October 29, 2004 on file with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOTH CREEK SKI HOLDINGS, INC.

Dated: April 19, 2005	By:	/s/ Elizabeth J. Cole
	Name:	Elizabeth J. Cole
	Title:	Executive Vice President and Chief Financial Officer

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